Exhibit 99.2

Transcript of

Sachem Capital Corp.

Sachem Capital Corp. Third Quarter 2022 Conference Call

November 10, 2022

Participants

David Waldman - Investor Relations, Sachem Capital Corp.

John Villano - Chairman, Chief Executive Officer and President, Sachem Capital

Corp.

John Warch - Chief Financial Officer and Executive Vice President, Sachem Capital

Corp.

Analysts

Christopher Nolan - Ladenburg Thalmann

Edward Reily - EF Hutton

Presentation

Operator

Good morning, ladies and gentlemen, and welcome to the Sachem Capital Third Quarter 2022 Conference Call. At this time, all participants have been placed on a listen-only mode. [Operator Instructions]

It is now my pleasure to turn the floor over to your host, Mr. David Waldman, Investor Relations. David, the floor is yours.

David Waldman - Investor Relations, Sachem Capital Corp.

Good morning, and thank you for joining Sachem Capital Corp.'s Third Quarter 2022 Conference Call. On the call with us today are John Villano, CPA, Chief Executive Officer of Sachem Capital; and John Warch, Chief Financial Officer.

On November 9, the company announced its operating results for the quarter ended September 30, 2022 and its financial condition as of that date. The press release is posted on the company's website, www.sachemcapitalcorp.com. In addition, the company plans to file its quarterly report on Form 10-Q with the U.S. Securities and Exchange Commission, which can also be accessed on the company's website as well as the SEC's website at www.sec.gov. If you have any questions after the call or would like any additional information about the company, please contact Crescendo Communications at (212) 671-1020.

Before management reviews the company's operating results for the third quarter of 2022 and the company's financial condition at September 30, 2022, we would like to remind everyone that this conference call may contain forward-looking statements. All statements other than statements of historical facts contained in this conference call, including statements regarding our future results of operations and financial position, strategy and plans and our expectations for future operations, are forward-looking statements.

The words anticipate, estimate, expect, project, plan, seek, intend, believe, may, might, will, should, could, likely, continue, design and the negative of such terms and other words in terms of similar expressions are intended to identify forward-looking statements. These forward-looking statements are based largely on the company's current expectations and projections about future events and trends that it believes may affect its financial condition, results of operations, strategy, short-term and long-term business operations, objectives and financial needs. These forward-looking statements are subject to several risks, uncertainties and assumptions as described in the company's Form 10-K filed with the U.S. Securities and Exchange Commission on March 31, 2022, as well as the company's subsequent quarterly reports on Form 10-Q.

Because of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this conference call may not occur, and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. Although the company believes the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results, level of activity, performance or achievements.

In addition, neither the company or any person assumes responsibility for the accuracy and completeness of any of these forward-looking statements. The company disclaims any duty to update any of these forward-looking statements. All forward-looking statements attributable to the company are expressly qualifying the entirety by these cautionary statements as well as others made in this conference call. You should evaluate all forward-looking statements made by the company in the context of these risks and uncertainties.

With that, I'll now turn the call over to John Villano. Please go ahead, John.

John Villano - Chairman, Chief Executive Officer and President, Sachem Capital Corp.

Thank you, David, and thanks to everyone for joining us today. I am very pleased to report that our company achieved record revenue of $13.5 million, an increase of more than 58% over the prior year comparable quarter, reflecting the strength of our business and loan portfolio despite a very challenging interest rate environment.

In addition, we achieved $4.1 million of net income attributable to common shareholders as well as $5.2 million of non-GAAP adjusted earnings. Similar to last quarter, the difference between net income and our non-GAAP adjusted earnings reflects an unrealized or noncash loss on securities available for sale. We view non-GAAP adjusted earnings as an important measure of our underlying performance. We will discuss this further later on in our presentation.

Our primary business objective continues to be the prudent growth of our loan portfolio while, at the same time, protecting and preserving capital. Aggressive interest rate increases over the past several quarters, coupled with labor and material shortages on in-process construction, has led to a challenging lending environment.

While many banks remain fearful and nonbank lenders struggle with liquidity and securitization constraints, Sachem is extremely well positioned to select and originate loans that meet our enhanced and conservative underwriting criteria. Our diligent loan selection and rigorous underwriting protocols continue to generate attractive risk-adjusted returns for our shareholders.

As discussed on our past calls, we continue to expand our lending operations across the U.S. as we continue to search for the best lending opportunities and now have a presence in 14 states, with a strong core focus along the Eastern Seaboard.

It's important to note that during the third quarter, we completed another public offering of unsecured notes for gross proceeds of $40.3 million. These funds will support our growing loan pipeline and provide defensive stability should our lending markets become illiquid. Our ability to tap into nondilutive debt funding has supported our ability to grow the business while minimizing dilution.

As a result of our capital raising activities, we funded approximately $60.4 million of mortgage loans during the quarter, which includes loan modifications and construction draws. This quarter's loan origination volume is down over 40% from prior quarters as we search out the best opportunities to deploy our capital.

Since our last business update in August, we also acquired the business assets of Urbane New Haven, LLC, which is both strategic and highly synergistic. Urbane is a premier real estate firm specializing in all phases of development and construction, including architecture and design. Given their expertise, the Urbane team will be overseeing our construction finance business, which has grown significantly over the past few years. Having Urbane in-house provides the company with very strong in-house construction expertise, which should enable us to take on larger and more profitable construction loans with better-quality sponsors, while vertically integrating our lending platform.

The Urbane transaction will benefit the company as follows: first, our construction finance business will benefit from their exceptional development and construction expertise, which will not only add value for our borrowers but also provide additional protection for our invested capital; second, in the event that a loan runs into difficulty, we now have the ability to remedy and complete projects which, in turn, will minimize the costs associated with distressed property.

In addition, Sachem will benefit from three income streams: first, construction fee income for the management of Sachem's construction finance business; second, fee income as a design-build firm assisting our borrower clientele; and lastly, the purchase of distressed construction notes and halted projects if and when they become available. Expanded construction services will further differentiate Sachem in comparison to other lenders.

I would now like to turn the call over to John Warch to touch on some key financial highlights, then I'll talk more about our performance and strategy going forward.

John Warch - Chief Financial Officer and Executive Vice President, Sachem Capital Corp.

Thank you, John. First, total revenue for the three months ended September 30, 2022, was approximately $13.5 million compared to approximately $8.5 million for the three months ended September 30, 2021, an increase of approximately $5 million or 58.9%. This increase in revenue was primarily attributable to an increase in our lending operations.

For the third quarter, interest income was approximately $11.5 million compared to approximately $6.1 million for the same period last year, representing an increase of $5.4 million or 89.5%. Origination and modification fees were approximately $1.7 million compared to approximately $1.3 million for the same period last year, representing an increase of approximately $400,000 or 31.6%. For the three months ended September 30, 2022, revenue was partially offset by approximately $1.1 million of unrealized losses on investment securities, which John touched on before. There was no such offset in the comparable 2021 period.

Total operating costs and expenses for the three months ended September 30, 2022 were approximately $8.5 million compared to approximately $4.2 million for the three months ended September 30, 2021, an increase of approximately $4.3 million. The increase in operating costs and expenses is primarily attributable to the increase in our indebtedness, specifically our unsecured five-year notes, which has helped finance the growth of our loan portfolio. For the three months ended September 30, 2022, interest and amortization of deferred financing cost was approximately $6.0 million compared to approximately $2.6 million for the same period last year, an increase of $3.4 million.

The balance of the increase in the operating expenses was primarily attributable to two items: first, compensation fees, taxes increased approximately $738,000; and general administrative expenses, which increased by approximately $237,500 over to comparable 2021 amount. For the quarter ended September 30, 2022, we reported an unrealized loss on investment securities of approximately $132,000, reflecting a decrease in the market value of certain securities since June 30, 2022, the prior quarter. For September 30, 2021 period, we reported an unrealized loss on investment securities of approximately $500,000, reflecting the decrease in the market value of such securities since June 30, 2021.

Net income attributable to common shareholders for the three months ended September 30, 2022, was approximately $4.1 million or $0.11 a share compared to approximately $3.4 million or $0.12 a share for the three months ended September 30, 2021.

After excluding the unrealized losses on securities available for sale of approximately $1.5 million in the third quarter of 2022, non-GAAP adjusted earnings for the three months ended September 30, 2022, was approximately $5.2 million or $0.13 per share compared to approximately $3.4 million or $0.12 per share for the three months ended September 30, 2021, an increase of approximately $1.8 million or 53.8%.

As John mentioned prior, we believe our adjusted earnings provide a better representation of our core operating performance, and this metric clearly reflects the execution of our strategy to drive value for shareholders. Since this is a non-GAAP figure, I would encourage investors to carefully review the reconciliation to GAAP and descriptions included in our earnings press release.

It is also important to note that the unrealized loss reflects just a 1.6% decline in the market value of the company's short-term investments. In contrast, the Barclays Aggregate Bond Index was down 5.6% from the beginning of the quarter through June 30.

As discussed last quarter, rising interest rates reduced the value of our note and bond portfolio as investors look for greater yields on term investments. That said, if we hold these investments to maturity, we should recognize the full value of the investments and we reverse the charges back into income.

In terms of Sachem's financial condition as of September 30, 2022, compared to December 31, 2021, total assets at September 30, 2022, were approximately $561.8 million compared to approximately $418 million at December 30, 2021, an increase of approximately $143.8 million or 34.4%. The increase in total assets was primarily due to the increase in our mortgage loan portfolio of approximately $156.2 million, an increase in investments in partnerships of approximately $16.5 million, which was offset partially by a decrease in cash, cash equivalents and investment securities of approximately $32.8 million.

Total liabilities at September 30, 2022 were approximately $342.5 million compared to $237.9 million at December 31, 2021, an increase of approximately $104.6 million or approximately 44%. This increase was primarily due to increases in the repurchase facility of approximately $24 million and the notes payable, net of deferred financing costs of approximately $119 million, primarily offset by decreases in the accounts payable and accrued liabilities, including dividends payable, of approximately $3.5 million and a line of credit by approximately $29.6 million and advances from borrowers of approximately $5.1 million.

Total shareholders' equity at September 30, 2022, was approximately $219.3 million compared to approximately $180.1 million at December 31, 2021, an increase of approximately $39.2 million. This increase was primarily due to net proceeds of $36.7 million from the sales of common shares through our ATM and our net income attributable to common shareholders of approximately $11.9 million, offset by dividends paid on our Series A preferred stock and common shares of $2.8 million and $9.6 million, respectively, during the quarter.

On that note, I'll turn the call back to John Villano.

John Villano - Chairman, Chief Executive Officer and President, Sachem Capital Corp.

Thank you, John. So as you can see, our balance sheet remains solid with approximately $562 million of assets, backing approximately $280 million in note principal. As a mortgage REIT, our debt levels are extraordinarily low compared to our peers, thereby providing stability during challenging times. As of September 30, 2022, of the 477 mortgage loans in our portfolio, just 44 or approximately 9.2% were in the process of foreclosure or actively managed with the goal of unlocking our invested capital in a timely manner.

The increase in the percentage of loans in foreclosure was the result of deliberate actions on our part. As I have discussed in the past, we continue to enhance our underwriting criteria. As part of the process, we evaluate a number of loans that reached maturity but have not yet been paid back, nearly all of which originated prior to COVID. Even though most of these borrowers have been making monthly interest payments, these loans do not meet our new lending standards. And therefore, we decided not to extend and are calling the loans due. We expect most of these borrowers will refinance with other lenders or sell the property as initially intended. However, it's also important to note that since these loans are several years old, the value of the underlying property has appreciated. In the case of each of these loans, we believe the value of the collateral exceeds the total amount due. Also, when looking at our foreclosure rate, it's important to point out that a troubled or distressed loan rarely loses principal value. And usually, over the term of the loan, when interest income, origination and other fees are considered, the overall transaction is profitable to the company. Further, we can now process Connecticut foreclosure activity in-house, resulting in significant savings to the company.

Real estate owned decreased to $5.6 million compared to $6.8 million at the same time last year. As of September 30, 2022, real estate owned included $800,000 of real estate held for rental and $4.8 million of real estate held for sale. The favorable reduction is partly attributable to new asset liquidation initiatives that will further support a continued reduction in real estate carrying costs.

Net cash provided by operating activities for the nine months ended September 30, 2022, was approximately $12.4 million compared to approximately $17.4 million for the same 2021 period. In the third quarter, the company paid approximately $5.3 million in dividends on our common shares and approximately $922,000 of dividends paid with respect to our Series A preferred stock.

In addition, on October 27, 2022, the Board of Directors declared a dividend of $0.13 per common share payable on November 14, 2022 to shareholders of record as of November 7, 2022. As you are aware, Sachem Capital operates as a REIT and is required to distribute a minimum of 90% of the company's taxable income to shareholders as dividends. We intend to comply with this requirement for the current year.

Let me take a moment now to discuss liquidity and capital resources. As of September 30, we had cash and short-term marketable securities of approximately $70 million. Supplementing our liquidity is the margin line of credit with Wells Fargo, with a balance of $3.5 million at September 30, and our master repurchase financing facility with an affiliate of Churchill Real Estate, which had $43.1 million outstanding. These two facilities provide us additional flexibility at attractive rates. It is also important to reiterate that we are very careful about the debt we take on and will not over lever our portfolio to garner high leverage returns.

So overall, I am quite pleased with our third quarter operating results, having achieved record revenue of $13.5 million, an increase of 58.9% over the same period last year. At the same time, we achieved $4.1 million of net income attributable to common shareholders and $5.2 million of non-GAAP adjusted earnings despite a very challenging interest rate environment. We continue to take appropriate measures to further reduce risk and insulate our loan portfolio, including additional enhancements to our underwriting process and limiting the term of new loans.

As I mentioned earlier, we recently announced the acquisition of Urbane New Haven, LLC. This acquisition provides us with construction management expertise, the ability to reduce risk associated with distressed properties as well as provide us with new income streams to help ensure the highest level of oversight and planning diligence on all construction projects.

Importantly, we continue to witness strong demand for our loan products as developers prefer to borrow from us because of the flexibility we provide in structuring loans to suit their needs as well as our ability to close quickly. Overall, our business model has proven to be highly scalable and resilient as evidenced by our continued strong performance during the quarter. Despite our under leveraged balance sheet and strong revenue and profits during the quarter, we do not believe our stock price fully reflects the intrinsic value of our business.

As a result, on October 7, Sachem's Board of Directors have authorized a stock repurchase program, under which the company may repurchase up to an aggregate of $7.5 million of its outstanding common shares in the open market. Based on the current market price for our shares, we believe that authorizing the repurchase program was in the best interest of our shareholders. As of today, we have not purchased any shares of stock under this program. Moving forward, we will purchase shares judiciously when opportunities present themselves.

To wrap up, we believe our ongoing investments in personnel and technology made over the past few quarters, including bringing the Urbane team into the Sachem family, provide us the ability to scale our business as lending markets permit. In addition, diligent underwriting, with a focus on asset protection, will enable us to build upon the strong financial performance achieved during the first nine months of this year. We look forward to increasing our returns to shareholders and building shareholder value well into the future.

I would like to thank you all for joining the call today. At this point, we will open the call for questions.

Operator

Thank you very much. Ladies and gentlemen the floor is now open for questions. [Operator Instructions]. Thank you. Your first question is coming from Christopher Nolan from Ladenburg Thalmann. Christopher your line is live.

Q: Hey guys. The ending share count increase quarter-over-quarter, is that Urbane New Haven, that was 300,000 shares. But is the balance of that, the ATM program?

John Villano - Chairman, Chief Executive Officer and President, Sachem Capital Corp.

It is, Christopher. We used the ATM a little bit in the third quarter. Yes, you are correct. The Urbane transaction occurred subsequent to September 30, but it was for 300,000 shares.

Q: Great. And John, if am I correct that you mentioned in your prepared remarks, 44 loans in foreclosure?

John Villano - Chairman, Chief Executive Officer and President, Sachem Capital Corp.

Foreclosure or under in-house management.

Q: Got you. Okay. And then talking on the question of leverage levels, as you look ahead, what is your thinking about capital strategy and managing the balance sheet as the interest rate and economic environment evolves?

John Villano - Chairman, Chief Executive Officer and President, Sachem Capital Corp.

These are very interesting times. Our loan demand at the current moment is $100 million. That's what we have in-house. We don't have the ability to do all those nor will we consider doing all of those, so some of those will fall off. Because of our reputation in the industry, we are seeing loans from all over the country really as part of the dislocation caused by the aggressive interest rate hikes by the Fed.

So to expand a bit, our competition is struggling. The securitization markets have all but ceased. So deals in process have no home. And these lenders, our competition truthfully and their brokers, are calling us for relief. And so we're getting a chance to price appropriately, right? We have no pushback. There is no rate concession here. We are charging full boat. So our current deals are now either 12 and 2 or 13 and 3. And if it's construction finance, there's another two points of a service fee attributable to our Urbane acquisition. So it is quite possible on a construction loan that our current borrower could be paying 16%.

Q: And final question, given all that demand, are you finding that your in-house resources for processing all of these deals is meeting that volume? Or will you have to expand?

John Villano - Chairman, Chief Executive Officer and President, Sachem Capital Corp.

So yes, I'm going to take this as two parts. So our advertising, so far this year, we have generated 6,000 leads through our web-based advertising. Of those, we closed 90 loans, okay? So we do a fine job of culling them before we start to invest significant manpower on our end. Now once those loans are in our queue, diligence arrives, sometimes sporadically, sometimes all at once. The initial goal of our underwriting staff is to determine is this a fundable deal, with the goal of, "Hey, you're here because we're not a bank, and we understand that." So our job is to qualify the value of the loan prospect and continue to whittle down.

And really what's happening, Chris, is 90% of our deals are ending up as un-fundable. So with the 4.5 people now managing our underwriting, not including our Chief Credit Officer, we can handle the flow. We have appropriate safety nets with respect to audit and compliance. And we're getting to see a lot of good pitches, and we're picking the best that we can.

Q: Thank you for taking my questions.

Operator

Thank you very much. [Operator Instructions]. Your next question is coming from Jason Stewart of JonesTrading. Jason, your line is live.

Q: Hey, guys. This is Matthew on for Jason. Could you talk a little more about the construction loans, on what type of assets they are and where they are specifically in the country?

John Villano - Chairman, Chief Executive Officer and President, Sachem Capital Corp.

Sure. So with respect to construction, these are mostly apartment buildings, large multi-family. They are not two family, three family, four family buildings. These are assets with very strong credit, very strong sponsors. They are mostly here in the Northeast. We do have a few construction projects going down in Florida. One of them is a senior center and another one is a 15-lot subdivision in Wellington, both with good sponsors, good collateral, great prospects. And these are assets where our Urbane team monitors the construction and inspects performance and progress before we issue payments. And we get a chance to earn, in these cases, a 2% fee on our construction holdback, in effect of the construction funds. So again, mostly this is up here in the Northeast, close to home and something we can really keep an eye on.

Q: Got you. And then what's the average duration on that? Is it two years?

John Villano - Chairman, Chief Executive Officer and President, Sachem Capital Corp.

Most of these loans are written for two years. Every once in a while, we'll get one that may run a little bit longer, but these are coming to us, and they're permit-ready. Permit-ready, shovel-ready. A lot of money has been spent to get them to the stage to build, and that's really when we want to get involved. We're not really interested in the raw land waiting for permitting, which would take years and hundreds of thousands. We like to have the permits in place before we start.

Q: Right. And then on the modeling question, how should we look at compensation fees going forward as well as G&A expenses compared to this quarter?

John Villano - Chairman, Chief Executive Officer and President, Sachem Capital Corp.

Okay. So in the past, we were a tiny company, right? There were a few of us. Over the past few years, we have built up the quality of our personnel. As you all know, we have a CFO, we have a Chief Credit Officer. We're putting people in the right places. We have in-house counsel foreclosure and closing counsel in-house. So these things cost money, but it's our way of building a base of individuals that will propel us to the next level.

In terms of compensation and maybe increases, yes, we probably need a few more people. They will probably be in the underwriting and credit area at the moment. And that's part of our trying to enhance the quality of our underwritten package. And we do that all the time, and we do a pretty good job at it. So yes, you may see more money moving into compensation fees and, obviously, the payroll taxes, but it's not like what we've witnessed the past couple of years. We've really built a nucleus of people here that really could take this business to $1 billion and beyond.

John Warch - Chief Financial Officer and Executive Vice President, Sachem Capital Corp.

And I'll just add that. We'll do strategic hiring in the future as we need it with growth, and we are very conscious internally of making sure we have the right systems and personnel in the right place with the right expertise. And as John has already said, we have, I think, enhanced our underwriting guidelines during this year to be able to pick only, in our opinion, of the best deals out of all this volume we're seeing.

As John explained, the amount of volume coming into the funnel that everybody knows about, you close very little out of it and you hope you pick the best loans. And what we try to do is to stay good in the market, as quick as possible, identify a loan where we can tell the potential borrower, look, this loan just doesn't fit us and not take too long a period of time and then disappoint people. We can give you a quick answer if it's not going to work, and we will maintain a good reputation in the market.

So we're constantly enhancing how we do that, how we identify things upfront. And if anybody has like an anomaly, they bring it up to the top and the right people quickly to see if it's something we can get beyond or something we can't do. So I think our hiring in the future would be strategic along with the growth type projection.

Q: That's great. Thanks for answering the questions.

Operator

Thank you very much. Your next question is coming from Edward Reily of EF Hutton. Edward your line is live.

Q: Hey guys. I'd just love to hear some additional details on why origination funding was down 40% year-over-year.

John Villano - Chairman, Chief Executive Officer and President, Sachem Capital Corp.

Okay. Quite simply, movements of the Fed and, in my opinion, they were drastic. It was us just pulling in, taking a look. It's not that we didn't have demand. The demand was here. And right now, I have $100 million in our pipeline. We were concerned, right? I mean we get calls all over the country that liquidity was drying up and drying up fast, that deals were dying on the table. And as good stewards of our capital, those kind of things that we witnessed daily really forced us to just pull back until we had better vision. So it's not that we didn't have it, we did do a $40 million note deal during the third quarter. So we had the money to really step on the gas, it's just that things were a little scary for a while. That's all, nothing more.

Q: Okay. Got you. And John, I know you started the business coming out of the GFC. I was wondering if you could just compare the current environment to that environment?

John Villano - Chairman, Chief Executive Officer and President, Sachem Capital Corp.

Is that for John Warch?

Q: No, for you.

John Villano - Chairman, Chief Executive Officer and President, Sachem Capital Corp.

What is GFC?

Q: The great financial crisis.

John Villano - Chairman, Chief Executive Officer and President, Sachem Capital Corp.

So I'm sorry about that. Sachem was built during a dislocation in real estate, in interest, lack of liquidity. Our company was formed in 2010, and our first loan was in 2011. There was no money to be found. So we are looking forward to this. Now I don't mean that to be funny. Lending up a ladder of rising prices is the most scary lending any of us can do.

We would prefer a flat or declining market. Vision is better. It's not on fire. So now we ask for extra collateral. We have time to do diligence. And we're a lot more comfortable with the values that we're seeing. And our friends at Urbane, they're going to give us a good chance to build a distressed business here in time.

But we love this. This is a great time for us to really backfill a bit, become more profitable. Distressed lending is unbelievably profitable for us. So we're looking forward to the next year or two. Again, I wish I had an extra $100 million hanging around, but we're not in panic mode here. We lived through this. We did well, and we grew a business during that period, and we're going to keep doing it.

Q: Got you. And just on the $100 million in the pipeline, are those loans that you deem to be fundable or unfundable?

John Villano - Chairman, Chief Executive Officer and President, Sachem Capital Corp.

They are fundable, and we're looking to perhaps let some of our borrowers off the hooks here in a nice, gentle fashion. So there's a fine line between doing a deal and having a sponsor or a borrower for life, and then upsetting him that he never comes back and he talks bad about your company. There's a lot of deals in that pipeline that we would love to do that we're going to have to let go. It's unfortunate, but our job is to really be fair to our borrowers so we can continue to search for capital and hope that, in a different period, he comes back to us with his next deal.

Q: Okay. Got you. Thank you.

Operator

Thank you very much. We appear to have no further questions in the queue. I will now hand back over for any closing remarks.

John Villano - Chairman, Chief Executive Officer and President, Sachem Capital Corp.

I'd like to thank everyone for participating in this quarter's conference call. We look forward to updating you again next quarter. Thank you again.

Operator

Thank you, ladies and gentlemen. This does conclude today's conference call. You may disconnect your phone lines at this time, and have a wonderful day. Thank you for your participation.